UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2016

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
9555 Maroon Circle, Englewood, CO		80112
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 200-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 8, 2016, CSG Systems International, Inc. (“CSG”) issued a press release announcing that it intended to offer, subject to market and other conditions, $200 million aggregate principal amount (or $230 million if the initial purchasers’ over-allotment option is exercised in full) of Convertible Senior Notes due 2036 (the “Notes”) in a private placement to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended.

On March 9, 2016, CSG issued a press release announcing the pricing of the Notes. The Notes will bear an interest rate of 4.25% with interest payable semi-annually beginning on September 15, 2016; will mature on March 15, 2036, unless earlier converted, redeemed, or repurchased; and will be convertible at the option of the note holders upon the satisfaction of specified conditions and during certain periods.  During the period from, and including, December 15, 2021 to the close of business on the business day immediately preceding March 15, 2022 and on or after December 15, 2035, Note holders may convert all or any portion of their Notes at the conversion rate at any time regardless of these conditions. The Notes will be convertible at an initial conversion rate of 17.4642 shares of CSG’s common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $57.26 per share of CSG’s common stock. CSG will settle conversions of the Notes by paying or delivering, as the case may be, cash, shares of CSG’s common stock, or a combination thereof, at CSG’s election. It is CSG’s current intent and policy to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of Notes of $1,000.

Holders may require CSG to repurchase the Notes for cash on each of March 15, 2022, March 15, 2026, and March 15, 2031, or upon the occurrence of a fundamental change (as defined in the indenture governing the Notes) in each case at a purchase price equal to the principal amount thereof plus accrued and unpaid interest.

CSG may not redeem the Notes prior to March 20, 2020. On or after March 20, 2020, CSG may redeem for cash all or part of the Notes if the last reported sale price of CSG's common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which CSG provides notice of redemption. On or after March 15, 2022, CSG may redeem for cash all or part of the Notes regardless of the sales price regardless of the sales price condition described in the prior sentence. In each case, the redemption price will equal the principal amount of the Notes to be redeemed, plus accrued and unpaid interest.

The offering is expected to close on March 15, 2016, subject to customary closing conditions and is expected to result in approximately $194 million net proceeds to CSG (or approximately $223 million if the initial purchasers exercise their option to purchase additional Notes in full) after deducting the initial purchasers’ discount and estimated offering expenses payable by CSG.  CSG expects to use all or substantially all (depending on the final purchase price) of the net proceeds from the offering of the Notes to repurchase approximately $106 million aggregate principal amount of its 3.0% Senior Subordinated Convertible Notes due 2017 (the “2017 Notes”) in separate transactions that were negotiated  concurrently with this offering.  CSG intends to use the remainder of the net proceeds, if any, for general corporate purposes, which may include additional repurchases of outstanding 2017 Notes.

For additional information concerning this private placement, refer to Exhibit 99.1 and 99.2 attached to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release of CSG Systems International, Inc. dated March 8, 2016
99.2	Press release of CSG Systems International Inc. dated March 9, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 14, 2016

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Rolland B. Johns
Rolland B. Johns,
Chief Accounting Officer

CSG Systems International, Inc.

Form 8-K

Exhibit Index

99.1	Press release of CSG Systems International, Inc. dated March 8, 2016
99.2	Press release of CSG Systems International, Inc. dated March 9, 2016

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